EXHIBIT 19.1

EXHIBIT 19.1

DATA I/O CORPORATION

SECURITIES TRADING POLICY

and

SECURITIES LAW SUMMARY MEMORANDUM

January 1999; updated 2005, 2007, 2012, 2019 & 2020

Data I/O Corporation (the "Company") has adopted policies and a compliance program to assist directors, officers, employees and consultants of the Company in complying with the requirements of the insider trading and short-swing profit laws. This memorandum sets forth the Company’s policy on trading in the Company’s securities, outlines procedures established as part of the compliance program and provides a summary of certain of your obligations under the federal securities laws.

Corporate Policy Relating to Trading in the Company's Stock

It is the Company's strict policy to ban: (a) trading of securities of the Company by any person while in possession of material, non-public information; (b) trading of securities of any other publicly-held company about which any such person learns non-public information through his or her relationship with the Company; (c) tipping or disclosure by any person of any material, non-public information regarding the Company or other publicly-held company if such information was acquired through such person's relationship with the Company; and (d) hedging of the Company’s common stock.

“Material non-public information” is information that:

(i) could reasonably be expected to have a significant effect on the market price or value of the Company’s securities; or

(ii) a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the securities of the Company;

and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to analyze the information.

Examples of material undisclosed information include but are not limited to: financial performance and significant changes in financial performance; projections and strategic plans; major corporate acquisitions and dispositions; significant changes to major assets and operations; changes in ownership of the Company’s securities that may affect the control of the Company; significant changes in senior management or to the Board of Directors; significant litigation; changes in corporate structure, such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sale of additional securities; entering into or loss of significant contracts; major labor disputes or disputes with major contractors, customers or suppliers; takeover bids and issuer bids; and any decision to implement such a change by the Company’s Board of Directors or by senior management who believe that confirmation of the decision by the Company’s Board of Directors is probable.

If you have any doubt whether certain information is “material,” you should not trade or communicate such information. Information is “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable stock exchange or securities commission or in press releases issued by a company. In general, information may be presumed to have been available to investors two business days after the formal release of such information.

Prohibited Activities

Insider Trading: You must not engage in transactions in any securities, whether of the Company or of any other public companies, while in possession of material, non-public information regarding such securities, (“insider trading”).

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Under this Policy, “trading” includes any sale or purchase of securities of the Company, including but not limited to: (a) hedging or monetization transactions or similar arrangements with respect to securities of the Company and (b) buying or selling puts or calls or other derivative securities on the Company's securities.

Tipping: You must not disclose material, non-public or other confidential information relating to the Company or other companies, when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members) (“tipping”), except on a strict need-to-know basis as is necessary in the course of the Company’s business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company’s business should be im-mediately brought to the attention of the Chief Financial Officer for resolution. You must also refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other company, while in possession of material, nonpublic in-formation about those securities or that company. Both the person who provides the information and the person who receives the information are liable under securities laws if the per-son who receives the information trades in securities based on the provided non-public information.

Trading During Blackouts: You must not, directly or indirectly, trade in securities of the Company during any blackout period.

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such trans-actions.

Additional Policies Relating to Insiders

To facilitate compliance with the foregoing insider trading policy, and to assist officers and directors with compliance with their personal obligations under the beneficial ownership reporting requirements and short-swing profit recapture provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the resale procedures of Rule 144, no officer or director of the Company and certain other persons designated from time to time by the President or Chief Financial Officer (“Insiders”) should purchase or sell securities of the Company without first contacting the Company's President or Chief Financial Officer. A determination will be made in each instance as to whether the Company is then in possession of material non-public information which could prohibit directors and officers from buying or selling the Company's securities. At that time, the Company can also assist the director or officer with determining whether a purchase or sale will result in a violation of the short-swing profit recapture provisions of Section 16.

Given the Company's financial reporting practices and procedures, a hold routinely will be imposed on all transactions in the Company's securities by Insiders beginning approximately 2 weeks preceding the end of each fiscal quarter and end after one full day of trading in the stock after financial results for that fiscal quarter have been publicly announced. It is the Company's practice to announce financial results during the fourth or fifth week following the end of each fiscal quarter. Accordingly, you should expect that there will be a trading hold of six or seven weeks each quarter and longer at year end due to the audit. The precise timing of these recurring hold periods may vary from period to period. In addition, other circumstances will occur from time to time requiring that there be a hold on any trading in the Company's securities by its Insiders. Accordingly, it is imperative that you strictly follow the procedure of contacting the President or Chief Financial Officer prior to making any purchase or sale of the Company's securities.

The remainder of this Memorandum is intended to familiarize you with the obligations of Insiders of public companies under the federal securities laws. In the interest of brevity, the following discussion of applicable rules and regulations has been condensed and is therefore not comprehensive. In addition, the legal requirements described are those which are currently in effect; these requirements may change from time to time. As a working guideline for action, we suggest, in any case where even the most remote doubt exists as to your personal obligations or the Company’s responsibilities arising under the securities laws, that you seek further information and guidance from the Company.

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I. Insider Trading Regulations.

The insider trading laws consist of several rules and regulations, including Rule 10b-5, promulgated pursuant to § 10(b) of the Exchange Act and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). Those laws create corporate and personal liability in connection with (a) the purchase or sale of securities on the basis of material non-public information or (b) the disclosure of such information to another person who buys or sells securities based on it. The exposure under these laws is great; under ITSFEA, an individual who trades on or tips inside information is liable for civil penalties of up to three times the profit gained or loss avoided by the trade and criminal penalties of $ fines and jail time. Also under ITSFEA, an employer or other “controlling person” may be liable for trading on material, non-public information by employees if the corporate employer or controlling person knew or recklessly disregarded facts that would lead a reasonable person to believe that a person within its control was likely to trade on material, non-public information and failed to take appropriate steps to prevent such trading. Under these circumstances, the Company or other controlling persons may face a civil penalty of the greater of $ fines or three times the profit gained or loss avoided by the trade.

A. Who is an Insider for this Purpose?

An insider is anyone who has access to confidential information relating to the Company. Given their positions with the Company, directors and officers are typically deemed to have access to confidential information relating to the Company regardless of whether they have actual knowledge of such information.

B. What is Inside Information?

Inside information is any material information about the Company that is not available to the general public. Information is material if it would be considered important by a reasonable investor in making a decision to buy, sell or hold the security in question. The type of information most commonly found to be inside information relates to future sales, future earnings, interim financial results or acquisition negotiations.

C. What About Trading by Family Members?

Purchases and sales of securities by members of the immediate family or household of an insider may be deemed to be purchases and sales by the insider for purposes of the insider trading laws. Therefore, an insider and the Company could be liable for purchases or sales of securities by the insider’s parents, spouse, children or other persons residing in the insider’s household if such transactions are made at a time when material, non-public information is known or attributable to the insider.

Each insider is responsible for ensuring that members of his or her family and persons residing in his or her household comply with the Company’s policy regarding insider trading. It is suggested that each insider closely monitor all purchases and sales of securities of the Company by such persons.

D. What is the Purpose of the Company’s Policy?

Most violations of the insider trading rules are inadvertent, but liability for corporate insiders can be extreme. In addition, ITSFEA places responsibility on the Company and on management as “controlling persons” to take steps to prevent violations of the insider trading laws. Thus, it is important for the Company to adopt policies and procedures to (a) prevent valued employees from making career-ending mistakes, (b) protect the Company and its key executives from controlling person liability, and (c) avoid any situation which could damage the Company’s reputation for integrity and ethical conduct.

In summary, whenever any doubt exists, the presumption should be against trading in the Company’s stock by any person with access to inside information until at least 48 hours after the information has been publicly announced or it is no longer material. Each individual who has access to material information must exercise the utmost caution in preserving the confidentiality of that information within the Company. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, he or she should report the situation to management immediately.

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II. Section 16 Reporting Requirements; Short-Swing Profit Recapture; and Prohibition on Short Sales

A. Applicability of Section 16.

Section 16 under the Exchange Act imposes certain reporting requirements and trading restrictions on the Company’s directors and officers and beneficial owners of more than 10% of a class of the Company’s equity securities (“10% Holders”). These persons are generally referred to herein as “Section 16 Insiders”. The Section 16 rules limit the term “officer” to those officers generally considered “executive officers,” including the Company’s president, principal financial officer, principal accounting officer and any vice presidents in charge of a principal business unit, division or function. However, any other officer or other person who performs a significant policy-making function for the Company, who performs important executive duties, or is privy to non-public information of such character that he or she would be likely to obtain confidential information about the Company that would be useful in transactions in the Company’s securities may also be considered an “officer” for Section 16 purposes. In determining whether a shareholder is a 10% Holder, they will be deemed to beneficially own all securities over which they have or share the power to vote or sell.

B. Reporting Requirements of Section 16(a).

Section 16 is enforced through the reporting requirements of Section 16(a). Section 16(a) requires every Section 16 Insider to report to the SEC and the Company each acquisition and disposition of shares of the Company’s common stock or any other equity securities issued by the Company that are beneficially owned (as defined below) by such person, including the grant or exercise of options to purchase such securities.

1. Beneficial Ownership. Section 16 Insiders are only required to report transactions in securities that are beneficially owned by them. For purposes of determining the number of securities to report on a Section 16(a) form, Section 16 Insiders are deemed to beneficially own all securities in which they have a direct or indirect “pecuniary interest”. Generally a pecuniary interest is defined as the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. Section 16 Insiders are presumed to have a pecuniary interest in certain specified securities, including:

(i) any “derivative securities”, such as options, warrants or convertible securities, which give the Insider the right to acquire the Company’s securities through their exercise or conversion, whether the derivative securities are presently exercisable or not;

(ii) Company securities held by the Insider’s immediate family members who share the same household as the Insider;

(iii) Company securities held by a trust in which the Insider has an interest; and

(iv) Company securities held by a general partnership or limited partnership in which the Insider is a general partner (or limited partner which makes investments decisions), but only to the extent of such Insider’s proportionate interest in the securities held by the partnership.

2. Reporting Forms. Section 16 provides specific forms for reporting transactions in securities. Each Section 16 Insider is responsible for the preparation and filing of his or her required reports. Three reporting forms are in effect: the initial Form 3 to be filed upon becoming a Section 16 Insider, the monthly Form 4 for certain transactions in the Company’s stock, and the annual Form 5 filing for all other transactions in the Company’s stock.

(i) Initial Report on Form 3. A Form 3 must be filed with (and received by) the SEC within ten days after an individual (1) becomes a Section 16 Insider of the Company, whether or not such individual owns any Company stock at the time or (2) becomes a 10% Holder of the Company’s stock. The individual must report on the Form 3 not only the shares of Company stock which he or she holds directly or indirectly, but also any shares of Company stock which are beneficially owned (as defined above) and held by his or her spouse, children and other members of the immediate family residing in the same household. A copy of the Form 3 must also be delivered to the Company within the same 10-day reporting period.

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(ii) Form 4 Report. Form 4 is used for reporting of all transactions which result in a change of beneficial ownership in the Company’s securities, other than those transactions which are exempt from Section 16(b) (such as gifts and inheritances) and other transactions entitled to be reported on a deferred basis such as “small acquisitions” In addition, all grants, exercises and conversions of derivative securities (such as options granted under the Company’s option plan) must be reported currently on a Form 4. A Section 16 Insider must report total beneficial ownership for each class of securities in which a transaction was reported. Stock splits and stock dividends are exempt from reporting so long as the increase or decrease in the number of securities held as a result of the split or dividend applies equally to all securities of that class. If the exercise price or amount of shares underlying a derivative security are changed as a result of a stock split or stock dividend, a Section 16 Insider may note the reason for the change in the space provided on the next filed Form 4 or Form 5 (discussed below). Form 4 must be electronically filed with (and received by) the SEC by the second day after the reportable transaction is effected. As with the Form 3, the Form 4 must also be delivered to the Company.

(iii) Form 5 Annual Report. Form 5 is a year-end “clean up” filing, used primarily to report transactions involving changes in beneficial ownership that are not required to be reported earlier on Form 4, either because they are exempt from Section 16(b) liability (such as gifts or inheritances) or are otherwise entitled to be reported on a deferred basis (such as “small acquisitions”). Any person who was a Section 16 Insider at any time during the fiscal year must file a Form 5 unless all transactions otherwise required to be reported on Form 5 have been previously reported on a Form 4. Section 16 Insiders must also disclose on Form 5 all transactions during the fiscal year that should have been, but were not, reported earlier on a Form 3 or Form 4 and must state their total beneficial holdings as of fiscal year end. A Form 5 must be filed by a Section 16 Insider within 45 days after the end of each fiscal year. No Form 5 filing will be required if a Section 16 Insider has reported all transactions in the Company’s stock on previously filed Form 4 reports. However, the individual must provide the Company with a written representation that no Form 5 is required.

(iv) Changes in Form of Beneficial Ownership. Changes in the form of ownership (such as changes from indirect to direct ownership) which do not affect a Section 16 Insider’s previously-reported pecuniary interest in the Company’s securities (other than the exercise or conversion of a derivative security (such as a stock option) or the deposit into or withdrawal from a voting trust) do not need to be reported as line items on a Form 4 or Form 5. Instead, a Section 16 Insider that experiences a change in beneficial ownership should reflect the new form of beneficial ownership in the next otherwise required Form 4 or Form 5 involving the same class of equity securities which experienced the change.

3. Timing of Filing. As a general rule, Section 16(a) reports are considered filed only when received by the SEC in Washington, D.C. The forms must be filed electronically on EDGAR, the SEC’s electronic filing system.

C. Short Swing Profit Liability of Section 16(b).

Section 16(b) of the Exchange Act provides that any profit realized by a Section 16 Insider on a purchase and a sale, or sale and purchase, of the Company’s securities within a six-month period is recoverable by the Company. For this purpose it does not matter whether the purchase or the sale occurred first, nor is it necessary for the same shares to be involved in each of the matched transactions. In addition, losses cannot be offset against gains. Transactions are paired so as to match the lowest purchase price and the highest sales price within any six-month period, thus finding the maximum spread. For example, a sale of common stock, followed by a purchase of common stock at a lower price within six months, would result in a profit recoverable by the Company. Purchases or sales by certain related persons or entities also may be imputed to a Section 16 Insider for purposes of Section 16(b). See the discussion of “beneficial ownership” above.

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Although Section 16(b) is intended to prevent the unfair use of corporate information by an insider, the restrictions and consequences of Section 16(b) apply whether or not material inside information is in fact used. Thus, it is extremely important that Section 16 Insiders review any planned purchase or sale of Company securities prior to completing the transaction to ensure that it cannot be matched with other transactions during the preceding six months or with other transactions planned within the next six months. There are a substantial number of “professional plaintiffs” who review the reports required by Section 16 described above and bring lawsuits to recover such profits, even if not pursued by the Company.

Importantly, SEC Rule 16b-3 provides, under certain limited circumstances, that the acquisition or disposition of the Company’s common stock or derivative securities thereof (such as options to purchase common stock) by or from the Company will not be treated as a purchase or sale of the Company’s common stock for purposes of Section 16(b) against which transactions occurring within six months can be matched (although such transactions still need to be reported under Section 16(a)). Effective August 15, 1996, Rule 16b-3 provides three methods of exempting such grants or awards by the Company to its officers and directors: (a) advance approval by the Board of Directors or a committee solely composed of two or more nonemployee directors, (b) advance approval, or substantial ratification no later than the next annual meeting, by a majority of the Company’s voting security holders, and (c) holding the securities for at least six months. In the case of derivative securities, such as options, the six month period begins upon acquisition of the derivative security and will include any time the underlying securities may be held after exercise and prior to disposition. This rule exempts a wide variety of transactions that otherwise would be subject to Section 16(b). Moreover, this exemption category affords a fail-safe mechanism to Section 16 Insiders, in the form of the six-month holding period alternative, for salvaging an exemption where it is belatedly discovered that a flawed approval procedure was employed.

It should be noted, however, that if the Company is relying on the board or shareholder approval alternatives of new Rule 16b-3 as the basis for an exemption, each transaction, i.e., each grant to each recipient, must be approved (whether by the board, committee or shareholders). Thus, approval of the plan as a whole would not be sufficient, except for the approval of a formula plan (where the specific terms and conditions of each transaction are fixed in advance).

D. Prohibition on “Short Sales”.

Section 16(c) prohibits Section 16 Insiders from engaging in “short sales”. Specifically, Section 16(c) makes it unlawful for any officer or director, directly or indirectly, to sell any equity security of the Company (other than securities exempt from Section 16(c)), if such person (1) does not own the security sold or (2) does own the security, but does not deliver it against such sale within twenty days thereafter, or does not, within five days after such sale, deposit it for delivery.

E. Pre and Post Insider Transactions. Generally, transactions in Company stock that occur before a person becomes an officer or director of a public company are exempt from both the reporting and short-swing profit recovery provisions of Section 16. Many types of transactions after a person ceases to be an officer or director are, however, reportable and subject to short-swing profit recovery under Section 16 if they occur within six months of a transaction that occurred while such person was an officer or director.

F. Serious Consequences for Section 16 Violations.

The Section 16 provisions are highly complex and impose serious consequences for failing to timely file required reports under Section 16(a) or engaging in transactions subject to short-swing profit recovery under Section 16(b). Such consequences include the following:

(i) The Company must identify by name in its annual proxy statement and Annual Report on Form 10-K those officers and directors who failed to file any required report or who filed any delinquent report in the prior fiscal year;

(ii) The SEC may impose monetary penalties for missing Section 16 reporting deadlines;

(iii) Under certain circumstances, a U.S. District Court may bar a Section 16 Insider who has violated Section 16(a) from serving as a director or officer of a public company; and

(iv) Officers and directors who engage in transactions subject to Section 16(b) may be required to disgorge any profits to the Company.

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The Company will assist any officer or director who desires help in preparation of Forms 3, 4 and 5. Under the Company’s Securities Trading Policy, directors, officers and certain designated employees are required to report in advance any transaction which may involve a change in their beneficial ownership of stock.

III. Restrictions on Sales of Shares under Rule 144.

“Controlling persons” of the Company are restricted in their sale of stock whether or not the shares themselves are “restricted.” Accordingly, all sales by controlling persons of shares of the Company’s common stock, whether acquired in the public market or in private transactions, must be registered by the Company under the Securities Act or made in compliance with the requirements of Rule 144. Each of the Company’s officers and directors is deemed to be a “controlling person” of the Company for this purpose. Absent registration, directors and officers are required to comply with the Rule 144 requirements in any sales of securities. These requirements include (a) selling within the volume limitations of Rule 144 (i.e. sales during a period of three months may not exceed the greater of (i) one percent of the Company’s outstanding shares or (ii) the average weekly trading volume in the Company’s common stock for the previous four weeks), and (b) filing a Form 144 with the SEC for sales of over 500 shares or $10,000 in any three-month period. In addition, the sales must be made in “brokers transactions” or directly with a “market maker” who is subject to certain restrictions in the manner of sale. Therefore, be sure to advise your broker of your relationship with the Company whenever effecting trades in the Company’s stock. Bear in mind that compliance with Rule 144 is not a substitute for compliance with the insider trading laws or the short-swing profit provisions of Section 16 of the Exchange Act. Thus, an exempt sale under Rule 144 may result in a short-swing profit recoverable by the Company (or any shareholder on behalf of the Company) under Section 16(b) if the sale occurs within six months before or after the seller’s purchase of Company stock at a lower price.

IV. Special Requirements for More-Than-Five-Percent-Shareholders

In addition to the requirements discussed above, shareholders who beneficially own more than five percent of the Company’s common stock are subject to special reporting requirements discussed in Appendix B attached to this Memorandum.

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APPENDIX A

SECURITIES TRANSACTION CHECKLIST

SALES: If a director, officer or 10% Holder (or any member of his or her immediate family) proposes to effect a sale Section 16 and Rule 144 pose the following considerations:

Section 16 Considerations:

1. Have there been any purchases by the Insider (or a member of his or her immediate family) within the past six months?

2. If the shares to be sold were acquired upon the exercise of an option, was the option granted more than six months ago?

3. Are any purchases (including non-exempt acquisitions of shares or options under employee benefit plans) anticipated within the next six months?

4. Has the person responsible for preparing the Form 4 been advised?

Rule 144 Considerations:

5. Is the amount of shares to be sold (together with all sales in the previous 3 months) less than the greater of (a) one percent of the Company’s outstanding shares or (b) the average weekly trading volume in the Company’s common stock for the previous four weeks?

6. Is the broker effecting the sale aware of the Insider’s status as an affiliate?

7. Are more than 500 shares or shares valued at $10,000 or more being sold? If so, has a Form 144 been prepared?

PURCHASES: If an insider proposes to effect a purchase (other than the exercise of an in-the-money option) Section 16 poses the following considerations:

1. Have there been any sales by the insider (or a member of his or her immediate family) within the past six months?

2. Are any sales anticipated within the next six months (such as tax-related or year-end transactions)?

3. Has the person responsible for preparing the Form 4 been advised?

OPTION EXERCISES

1. If any of the option shares are to be sold immediately, was the option granted in compliance with Rule 16b-3?

2. Has the person responsible for preparing the Form 4 been advised?

3. Is the sale in compliance with Rule 144 (See “Rule 144 Considerations” above)?

NOTE: IN ADDITION TO THE ABOVE, ALL TRANSACTIONS MUST COMPLY WITH THE COMPANY’S SECURITIES TRADING POLICY. BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL INSIDE INFORMATION THAT COULD AFFECT THE PRICE OF THE STOCK.

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APPENDIX B

FILING REQUIREMENTS FOR MORE THAN FIVE-PERCENT SHAREHOLDERS

1.            What special requirements apply to more-than-five-percent Shareholders?  When a shareholder is a beneficial owner of more than five percent of the Company’s stock, he or she is required to disclose certain information to the SEC by filing either a Schedule 13D or Schedule 13G.  For purposes of determining if a shareholder holds more than five percent of the Company’s stock, a person is deemed to own any securities which he or she has or shares the power to vote or to sell.  Certain shares under options, as well as shares held by certain family members, partnerships, corporations, or trusts are included.  Generally, acquisitions (a) before a company’s initial public offering, or (b) of less than twenty percent of a class of stock which is not made for the purpose of changing or influencing control of the Company, may be reported on Schedule 13G.

2.            What information is included in Schedule 13D and Schedule 13G?  Disclosures required under Schedule 13G are less intense than Schedule 13D.  Each schedule requires disclosure of the identity and background of the reporting person, the class of securities reported on, the percentage of beneficial ownership and the number of shares owned.  In addition, Schedule 13D requires information about the source and amount of funds used to purchase the stock, the purpose of the acquisition and any understanding or other relationships between the reporting person and the Company.

3.            When must a Schedule 13D or Schedule 13G be filed?  If a shareholder is obligated to file a Schedule 13D, it must be filed within ten days after the purchase that triggers the obligation to file.  Amendments to Schedule 13D reporting material changes in an earlier report must be filed “promptly”; filing an amendment within a day or two following the triggering event is generally advisable.

A Schedule 13G and any amendments generally must be filed within 45 days after the calendar year in which the obligation to file the Schedule 13G or the amendment arose.  However, if a person is eligible to file Schedule 13G because they hold less than twenty percent of a class of securities, that Schedule 13G must be filed within ten days of the purchase triggering the obligation to file.  In addition, a person who filed a Schedule 13G under such circumstances must file an amendment on Schedule 13G “promptly” upon acquiring ten percent of a class of stock and upon increasing or decreasing its holdings by more than five percent of such class.  In addition, such person must file a Schedule 13D within ten days if they (i) have acquired securities for the purpose of changing or influencing control of the Company or (ii) hold more than twenty percent of the class.  Both Schedule 13Ds and Schedule 13Gs must now be filed electronically via EDGAR.  In order for an individual to file via EDGAR, he or she must first obtain an EDGAR identification number by submitting a written application to the SEC. In addition, both the Company and the filer must retain executed originals of the Schedule 13D or Schedule 13G for at least five years from the date of filing.

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